Exhibit 99.2

Merchants Bancorp Announces Closing of Its Initial Public Offering

October 31, 2017

CARMEL, Indiana — Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today announced the closing of its previously announced initial public offering of  6,250,000 shares of its common stock at an initial public offering price of $16 per share.  As a result, Merchants received aggregate net proceeds of approximately $92.2 million from the initial public offering, after deducting underwriting discounts and estimated offering expenses.

The common stock began trading on The Nasdaq Capital Market on October 27, 2017 under the symbol “MBIN.”

In addition, Merchants has granted the underwriters a 30-day option to purchase up to an additional 937,500 shares of its common stock at the initial public offering price, less the underwriting discount.

Sandler O’Neill + Partners, L.P., Stephens Inc. and Raymond James & Associates, Inc. acted as joint book-running managers for the offering.  SunTrust Robinson Humphrey, Inc. acted as co-manager.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 26, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from (i) Sandler O’Neill + Partners, L.P., Attn: Syndicate, 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, by phone at (866) 805-4128 or by email at syndicate@sandleroneill.com; or (ii) Stephens Inc., Attention: Prospectus, 111 Center Street, Little Rock, Arkansas 72201, by phone at (501) 377-2131 or by email at prospectus@stephens.com.  Copies of the registration statement relating to these securities and the prospectus may also be obtained free of charge from the website of the SEC at http://www.sec.gov.

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating  multiple lines of business with a focus on Federal Housing Administration (“FHA”) multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking.  Merchants Bancorp, with $3.1 billion in assets as of June 30 2017, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, P/R Mortgage and Investment Corp., RICHMAC Funding LLC and Merchants Mortgage, a division of Merchants Bank of Indiana.

Contacts

Media
Merchants Bancorp
Rebecca Marsh, Vice President — Marketing and Communications

rmarsh@merchantsbankofindiana.com
(317) 805-4356

Investors

Merchants Bancorp
Brian J. Sullivan, Vice President — Capital Markets

bsullivan@mbi-capital.com

(317) 569-7420